Exhibit 10.1

MODIFICATION

MODIFICATION, dated as of October 18, 2024, by and among LuxUrban Hotels Inc. (the “Company”) and each of the undersigned holders of August 2024 Notes (as defined), representing in the aggregate more than the majority of the principal amount of the August 2024 Notes issued by the Company. Capitalized terms used herein shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of August 13, 2024 (“August 2024 SPA”) and the August 2024 Notes (as defined below).

WHEREAS, the investors under the August 2024 SPA have been and remain desirous of assisting the Company in its efforts improve its capital position as the Company implements its LuxUrban 2.0 strategies;

WHEREAS, the Company sold convertible notes (the “August 2024 Notes”) and common stock purchase warrants (“August 2024 Warrants”) in August 2024 under the terms of the August 2024 SPA;

WHEREAS, the August 2024 Notes will become convertible and the August 2024 Warrants exercisable into shares of the Company’s common stock upon the occurrence of certain events;

WHEREAS, the per-share conversion price (“Per-Share Conversion Price”) of the August 2024 Notes and per-share exercise price (“Per-Share Exercise Price”) of the August 2024 Warrants were each to be equal to 110% of the average VWAP for the three consecutive trading days immediately following the date the Company filed its Quarterly Report on Form 10-Q for the six months ended June 30, 2024 (“June 30, 2024 10-Q”), not to exceed $0.15 (as may be adjusted from time to time in accordance with this Notes, including as a result of the Reverse Split);

WHEREAS, the Company filed the June 30, 2024 10-Q on September 25, 2024;

WHEREAS, following the filing of the June 30, 2024 10-Q, the Per-Share Conversion Price, and Per-Share Exercise Price was each calculated to be $0.08404;

WHEREAS, certain events constituting potential Events of Default under the terms of the August 2024 Notes, including but not limited to the late filing of the June 30, 204 10-Q and nonpayment under other obligations to other parties by the Company, have occurred; and

WHEREAS, in order to continue to help the Company, the parties hereto desire to cure any Events of Default existing as of the date hereof or which would arise as a result of circumstances existing as of the date hereof in consideration for the agreements set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	All Events of Default existing as of the date hereof or which could otherwise be declared as a result of circumstances existing as of the date hereof are deemed cured as of the date hereof and any claims arising from such breach are hereby deemed waived in their entirety.

2.	Notwithstanding anything to the contrary, the Per-Share Conversion Price and Per-Share Exercise Price shall each be set at $0.060 (subject to any future adjustment as provided in the August 2024 Notes).

3.	The undersigned hereby consents to (a) the extension of the offering (the “Offering Extension”) originally consummated under the terms of the August 2024 SPA through November 6, 2024 with up to an additional $5 million of notes (the “October 2024 Notes”) substantively identical to the August 2024 Notes saleable therein and (b) the inclusion of the notes sold in the Offering Extension under the Security Agreement. It is further understood that certain of the terms of the offering have been changed and evidenced in the securities purchase agreement (the “October 2024 SPA”) to be executed by purchasers during such extension. In order to provide the same terms to all investors, it is agreed that the August 2024 SPA, the August 2024 Notes and August 2024 Warrants are deemed modified as follows:

a.	The concept of engaging in an offering of New Preferred Stock or converting the August 2024 Notes into New Preferred Stock is eliminated and there shall be no obligations, rights, or duties with respect to New Preferred Stock.

b.	All reference to “New Preferred Stock” are removed from the August 2024 SPA and August 2024 Note.

c.	Article III of the August 2024 Notes is removed in its entirety and such Article reserved.

d.	Section 4.6 and 4.7 of the August 2024 SPA are removed in their entirety and such Sections reserved.

e.	Section 4.8 of the August 2024 SPA is rested in its entirety as follows in order to include the shares of Common Stock underlying the August 2024 Notes and reiterate use of commercially reasonable efforts to file resale registration statement for the Registrable Securities as soon as practicable after consummation of the Reverse Split:

“Registration of Shares Underlying the Notes and Note Warrants. The Company agrees to file with the SEC a registration statement on Form S-3 or Form S-1 (or, if Form S-3 or Form S-1 is not available, on another appropriate form) covering the resale of the shares of Common Stock underlying the Notes and Note Warrants (the “Registrable Securities”) as soon as practicable following the completion of the Reverse Split. The Company shall use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as practicable following the filing, subject to SEC comments. The Company shall also use commercially reasonable efforts to ensure that the registration statement remains effective until the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the registration statement or (ii) the date on which all Registrable Securities may be sold without restriction under Rule 144 of the Securities Act. Each Purchaser shall furnish to the Company such information as shall be required to effect the registration of the Registrable Securities. The Company may exclude from the registration statement the Registrable Securities of any holder who fails to furnish such information within a reasonable time after receiving such request.”

f.	Section 5.4 of the August 2024 SPA shall be deemed to include the October 2024 Notes in all respects.

g.	Section 5.16 is deemed restated in its entirety as follows:

“Issuance of Note Warrants. At each Closing, each Purchaser therein shall be issued by the Company cash-exercise common stock purchase warrants in the form of Exhibit D hereto (the “Note Warrants”) entitling such Purchaser to purchase that number of shares of Common Stock at an initial per-share exercise price of $0.060 (subject to adjustment for an future stock splits (including the Reverse Split) and similar customary events). The Note Warrants shall contain customary Nasdaq issuance blockers pending shareholder approval for issuances in excess thereof being obtained and shall be redeemable by the Company for $0.01, as prescribed by the Note Warrants.”

h.	Schedule 3.1(h) of the August 2024 SPA shall be deemed modified and updated to conform to Schedule 3.1(h) of the October 2024 SPA.

i.	References to “New Preferred Stock” in Section 1.2 of the August 2024 Notes shall be deemed to mean “Common Stock.”

j.	Section 4.2 of the August 2024 Notes is deemed restated in its entirety as follows:

“Conversion Price. The per-share conversion price with respect to the conversion of this Note into Common Stock shall initially be $0.060 (as may be adjusted from time to time in accordance with this Notes, including as a result of the Reverse Split); provided, that in the event the 3-Day VWAP of the Common Stock for the three trading days immediately following the date of either (a) the Reverse Stock Split or the (b) effectiveness of the registration statement to be filed pursuant to Section 4.8 of the August SPA is implemented is lower than the then-current initial split-adjusted Conversion Price, the Conversion Price shall be reset to such 3-Day VWAP; provided, that such revised Conversion Price shall not be less than $0.05 (as adjusted including for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the Conversion Price shall not be adjusted to less than $3.50 as a result of the foregoing 3-Day VWAP adjustment).

k.	In the event there is any adjustment to the Conversion Price as provided in subsection (j) above, the per-share Exercise Price of the August 2024 Warrants shall be adjusted to the same price.

l.	References to “New Preferred Stock” in Section 4.6 of the August 2024 Notes shall be deemed to mean “Common Stock.”

m.	Section 5.12 of the August 2024 Notes is deemed restated in its entirety as follows:

“Exchange Act Reports Failure. The Company fails to file with the Securities and Exchange Commission after the date hereof any required reports under Section 13 or 15(d) of the Exchange Act, in all cases subject to available filing extensions as provided under the rules and regulations of the Exchange Act.”

n.	Section 6.1(c) of the August 2024 Notes is removed in its entirety and such subsection reserved.

4.	It is acknowledged and agreed that Article V of the August 2024 Notes provides certain remedies upon an Event of Default including (a) all August 2024 Notes becoming immediately due and payable in an amount equal to the Mandatory Default Amount and (b) the applicable interest rate on amounts due under this Note being increased to 22% (the “Default Interest”). The parties agree that (i) none of the August 2024 Notes shall be accelerated as a result of any default existing as of the date of this Modification, (ii) the Default Interest remedy shall apply with interest on outstanding principal calculated at 22% from August 15, 2024 through September 24, 2024, with the applicable interests rate resetting to 18% as of September 25, 2024 and (iii) the principal amount of the outstanding August 2024 Notes shall be deemed reset to the Mandatory Default Amount as of the date hereof.

5.	In consideration of the foregoing all Events of Default existing as of the date hereof are deemed cured as of the date hereof.

6.	This Modification may be signed in counterparts.

[Signatures Next Page]

IN WITNESS WHEREOF, the parties below have signed this Modification and Waiver as of the date first written above:

LUXURBAN HOTELS, INC.

By:
	Name:	Michael James
	Title:	Chief Financial Officer

HOLDER OF AUGUST 2024 NOTES:

Signature

Name:

Title:

Entity on behalf of which above signatory has signed: _____________________________

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